UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 18, 2011

American Realty Capital Trust III, Inc.
(Exact Name of Registrant as Specified in Charter)

Maryland	333-170298	27-3515929
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Park Avenue, 15th Floor New York, New York 10022
(Address, including zip code, of Principal Executive Offices) Registrant's telephone number, including area code: (212) 415-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

On November 18, 2011, American Realty Capital Trust III, Inc. (the “Company”) closed its acquisition of a fee simple interest in a Walgreens drug store located at 1633 Springfield Avenue in Maplewood, NJ, at a contract purchase price of approximately $8.2 million, excluding closing costs. The Company acquired fee simple interest through an indirect wholly owned subsidiary of its operating partnership. The sellers of the fee simple interest were DC Maplewood LLC and Gate Maplewood Associates Limited Liability Company. The sellers do not have a material relationship with the Company and the acquisition was not an affiliated transaction.

The property is situated at the intersection of Springfield Avenue and Burnett Avenue in Maplewood. With a population density of nearly 660,463 within a five-mile radius of the property, the property is located in a commercial corridor containing a grocery store, an auto repair shop and a barber shop.

The property consists of a freestanding one-story building totaling approximately 12,175 rentable square feet that was built in 2011. The property is 100% leased to Walgreen Eastern Co., Inc., a subsidiary of Walgreen Co. (NYSE: WAG), which carries an investment grade credit rating. The current per annum rent is approximately $563,000 or $46.24 per rentable square foot. The property has been 100% leased to the tenant since October 2011. The triple net tenant lease for the property has a term of 75 years; however the tenant has the option to terminate the lease after 300 months (25 years) in October 2036. The tenant lease does not contain rental increases over time. The tenant lease is triple net whereby the tenant is to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, and the cost of all capital expenditures, in addition to base rent. The tenant’s obligations under the tenant lease are guaranteed by Walgreen Co.

The Company funded the acquisition of the fee simple interest, exclusive of closing costs, with proceeds from the sale of its common stock. The Company may seek to obtain financing on the fee simple interest post-closing. However, there is no guarantee that it will be able to obtain financing on terms it believes are favorable, or at all.

Item 2.01    Completion of Acquisition or Disposition of Assets.

See discussion in Item 1.01 above.

Item 9.01.    Financial Statements and Exhibits.

(a)           Financial Statements of Business Acquired (Lessees)

Set forth in this Item 9.01(a) are summary financial statements of the parent guarantor to the lessee of the property described under Item 2.01 of this Current Report on Form 8-K.

Walgreen Co. currently files its financial statements in reports filed with the U.S. Securities and Exchange Commission, and the following summary financial data regarding Walgreen Co. are taken from such filings:

	Year Ended
(Amounts in Millions)	August 31, 2011 (Audited)	August 31, 2010 (Audited)	August 31, 2009 (Audited)
Consolidated Condensed Statements of Earnings
Net sales	$72,184	$67,420	$63,335
Operating income	4,365	3,458	3,247
Net earnings	2,714	2,091	2,006

	August 31, 2011 (Audited)	August 31, 2010 (Audited)	August 31, 2009 (Audited)
Consolidated Condensed Balance Sheets
Total assets	$27,454	$26,275	$25,142
Long-term debt	2,396	2,389	2,336
Total liabilities	12,607	11,875	10,766
Total stockholders’ equity	14,847	14,400	14,376

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL TRUST III, INC.

Date: November 23, 2011	By:	/s/ Nicholas S. Schorsch
Nicholas S. Schorsch
Chief Executive Officer and Chairman of the Board of Directors